Exhibit 99.1

FOR IMMEDIATE RELEASE

SDCL EDGE Acquisition Corporation Announces Pricing of

$175 Million Initial Public Offering

NEW YORK, NY, October 29, 2021 — SDCL EDGE Acquisition Corporation (the “Company”) announced today that it priced its initial public offering of 17,500,000 units at $10.00 per unit. The units will be listed on The New York Stock Exchange (“NYSE”) and trade under the ticker symbol “SEDA.U” beginning October 29, 2021. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on the NYSE under the symbols “SEDA” and “SEDA WS”, respectively. The offering is expected to close on November 2, 2021, subject to customary closing conditions.

Goldman Sachs & Co. LLC and BofA Securities, Inc. are acting as joint book-running managers for this offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,625,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the preliminary prospectus relating to the offering and the final prospectus, when available, may be obtained from Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282, Attn: Prospectus Department, by telephone at 866-471-2526, facsimile at 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com or BofA Securities, Inc., NC1-004-03-43, Attn: Prospectus Department, at 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001 or by email at dg.prospectus_requests@bofa.com.

A registration statement relating to the securities was declared effective by the Securities and Exchange Commission (the “SEC”) on October 28, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About SDCL EDGE Acquisition Corporation

SDCL EDGE Acquisition Corporation is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on opportunities created by the rapid shift towards energy efficient and decentralized energy solutions for a lower carbon economy and, in particular, for the built environment and transport sectors.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement for the Company’s offering filed with the U.S. SEC and the preliminary prospectus included therein. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Ned Davis

Chief Financial Officer, SDCL EDGE Acquisition Corporation

Telephone: (212) 488-5509

Email: info@sdclgroup.com

Kelly McAndrew
Financial Profiles, Inc.

Telephone: 310-622-8239

Email: kmcandrew@finprofiles.com

Moira Conlon
Financial Profiles, Inc.

Telephone: 310-622-8220

Email: mconlon@finprofiles.com